Exhibit 10.5

EXECUTION VERSION

ADMINISTRATIVE SERVICES AGREEMENT

This ADMINISTRATIVE SERVICES AGREEMENT, dated as of December 13, 2017 (this “Agreement”), is by and between (i) CANTOR FITZGERALD, L.P., a Delaware limited partnership (including any successor to Cantor Fitzgerald, L.P., whether by merger, consolidation, sale of all or substantially all of its assets or otherwise, “CFLP”), on behalf of itself and its direct and indirect, current and future, subsidiaries and affiliates, other than BGC Partners (as defined below) and Newmark (as defined below) (collectively, “Cantor”); and (ii) NEWMARK GROUP, INC., a Delaware corporation (including any successor to Newmark Group, Inc., whether by merger, consolidation, sale of all or substantially all of its assets or otherwise, “Newmark, Inc,”), on behalf of itself and its direct and indirect, current and future, subsidiaries (collectively, “Newmark”).

W I T N E S S E T H:

WHEREAS, Cantor has the resources and capacity to provide certain Administrative Services (as defined below);

WHEREAS, Cantor is willing to provide or arrange for the provision of Administrative Services to Newmark, upon the terms and conditions set forth herein;

WHEREAS, in the absence of obtaining such services from Cantor, Newmark would require additional staff and would need to enhance its existing administrative infrastructure; and

WHEREAS, Newmark may develop the resources and capacity to provide certain Administrative Services to Cantor, and is willing to provide or arrange for the provision of such services to Cantor, all upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein, it is agreed as follows:

1. Term.

(a) The term of this Agreement shall commence at the Closing (as such term is defined in the Separation and Distribution Agreement (the “Separation and Distribution Agreement”), by and among CFLP, BGC Partners, Inc., BGC Holdings, L.P., BGC Partners, L.P., Newmark, Inc., Newmark Holdings, L.P. and Newmark Partners, L.P.) and shall remain in effect for a three-year period (the “Initial Term”). Thereafter, this Agreement shall be renewed automatically for successive one-year terms (each, an “Extended Term”), unless any party shall give written notice to the other parties at least 120 days before the end of the Initial Term or the then current Extended Term, as the case may be, of its desire to terminate this Agreement, in which event this Agreement shall end with respect to the terminating party on the last day of the Initial Term or the then current Extended Term, as the case may be; provided, however, that in the event that Newmark, Inc. terminates this Agreement, Cantor shall be entitled to continued use of any hardware and equipment that it used prior to the date of this Agreement upon the terms and conditions set forth herein (including, without limitation, the payment terms in Section 5 of this Agreement); provided, further, that the Providing Party shall not be required to repair or replace any such hardware or equipment.

(b) This Agreement may be terminated by a party as provided herein or, as provided in Section 12 of this Agreement, with respect to a particular service or group of services only, in which case it shall remain in full force and effect with respect to the other services described herein. The terminating party shall pay to the other party an amount equal to the costs incurred by the Providing Party as a result of such termination, including, without limitation, any severance or cancellation fees. The Initial Term and the Extended Term are referred to herein as the “Term.”

2. Services.

(a) During the Term, and upon the terms and conditions set forth herein, Cantor shall provide to Newmark the Administrative Services as reasonably requested by Newmark, Inc. from time to time, it being the intention of the parties that Cantor will continue to provide to Newmark all services provided by Cantor to Newmark and its businesses prior to the date hereof.

(b) During the Term, and upon the terms and conditions set forth herein, Newmark shall provide to Cantor the Administrative Services as CFLP may reasonably request from time to time, to the extent Newmark provided such Administrative Services to Cantor prior to the date hereof.

(c) As used in this Agreement:

(1) “Administrative Services” means the following services, but only to the extent that the Providing Party provides such services to its own businesses: (i) administration and benefits services, (ii) employee benefits, human resources and payroll services, (iii) financial and operations services, (iv) internal auditing services, (v) legal related services, (vi) risk and credit services, (vii) accounting and general tax services, (viii) office space, (ix) personnel, hardware and equipment services, (x) communication and data facilities, (xi) facilities management services, (xii) promotional, sales and marketing services, (xiii) procuring of insurance coverage and (xiv) such other miscellaneous services as the parties may reasonably agree.

(2) “BGC Partners” means BGC Partners, Inc. and its direct and indirect, current and future, subsidiaries, other than Newmark.

(3) “Providing Party” means the party providing any particular Administrative Service.

(4) “Receiving Party” means the party receiving any particular Administrative Service.

(d) Each Providing Party shall use that degree of skill, care and diligence in the performance of Administrative Services hereunder that (i) a reasonable person would use acting in like circumstances in accordance with industry standards and all applicable laws and regulations and (ii) is no less than that exercised by such Providing Party with respect to such Administrative Services that it performs with respect to its own businesses.

(e) The applicable Providing Party and Receiving Party shall cooperate with each other in all reasonable respects in matters relating to the provision and receipt of the Administrative Services. Such cooperation shall include obtaining all consents, licenses or approvals necessary to permit each party to perform its obligations hereunder.

(f) In the event the Receiving Party uses assets that are subject to an operating lease between the Providing Party and a third party to provide services hereunder, the Receiving Party shall comply with the terms and conditions of such operating lease.

3. Intellectual Property.

(a) No Intellectual Property (as such term is defined in the Separation and Distribution Agreement) that is owned or licensed by a Providing Party shall transfer to a Receiving Party as a result of this Agreement or the provision of Administrative Services hereunder.

(b) Any Intellectual Property owned by a Providing Party or third-party licensors or service providers that may be operated or used by a Providing Party in connection with the provision of the Administrative Services hereunder will remain the property of the Providing Party or third-party licensors or service providers, and the Receiving Party shall have no rights or interests therein, except as may otherwise be expressly provided in any separate agreement.

4. Authority. Notwithstanding anything to the contrary contained in Section 2 of this Agreement, the parties hereto acknowledge and agree that each Providing Party shall provide the Administrative Services as set forth in Section 2 of this Agreement, subject to the ultimate authority of the Receiving Party to control its own business and affairs. Each party acknowledges that the services provided hereunder by any Providing Party are intended to be administrative, technical and ministerial and are not intended to set policy for the Receiving Party.

5. Charges for Services.

(a) In consideration for providing the Administrative Services provided for in Section 2 of this Agreement (other than insurance services and office space, which shall be governed by Section 5(b) and Section 5(c) of this Agreement, respectively), each Receiving Party shall pay to the Providing Party an amount equal to (i) the direct cost that the Providing Party incurs in performing such Administrative Services plus (ii) a reasonable allocation of other allocated costs, including, without limitation, depreciation and amortization determined in a consistent and fair manner so as to cover such Providing Party’s appropriate costs or in such other manner as the parties shall agree plus (iii) any costs or markup necessary or advisable, as reasonably determined by the Providing Party, to comply with any local jurisdiction pricing or other requirements. The Providing Party shall not charge the Receiving Party any portion of any tax for which the Providing Party receives a rebate or credit, or to which the Providing Party is entitled to a rebate or credit.

(b) To the extent that Cantor provides Newmark with insurance services hereunder, such insurance shall be invoiced to and paid by Newmark as follows:

The premiums for each insurance policy with respect to which Newmark receives services hereunder shall be allocated to Newmark by Cantor and shall be determined by multiplying Cantor’s total actual insurance premiums for each such coverage by a fraction, (i) in the case of any general liability or business interruption insurance, the numerator of which is the aggregate consolidated net revenues (determined in accordance with U.S. generally accepted accounting principles) of Newmark, and the denominator of which is the sum of the aggregate consolidated net revenues of Cantor plus any consolidated net revenues of BGC Partners not included in the consolidated net revenues of Cantor, plus any consolidated net revenues of Newmark not included in the consolidated net revenues of Cantor, excluding the revenues from any division or subsidiary which does not benefit from or which is not covered by the insurance to which these premiums relate, (ii) in the case of any property and casualty insurance, the numerator of which is the number of employees of Newmark and the denominator of which is the number of employees of Cantor, BGC Partners and Newmark, and (iii) in the case of any other insurance, as mutually agreed to by Newmark, Inc. and CFLP.

(c) To the extent that Cantor provides office space hereunder, such office space shall be invoiced to and paid by Newmark as follows:

So long as Newmark uses any portion of Cantor’s offices (each, a “Cantor Office”), Newmark shall pay to Cantor on the first day of each calendar month with respect to each such Cantor Office an amount equal to the product of (x) the average rate per square foot then being paid by Cantor for such Cantor Office and (y) the number of square feet requested by Newmark and made available for use by Newmark. In addition, Newmark shall pay to Cantor on the first day of each calendar month an amount equal to the sum of the costs allocated under U.S. generally accepted accounting principles, including, without limitation, leasehold amortization expenses, depreciation, overhead, taxes and repairs in relation to such Cantor Office for the preceding month multiplied by a fraction, the numerator of which equals the number of square feet requested by Newmark and made available for use by Newmark and the denominator of which equals the total number of square feet leased by Cantor under the lease for the applicable Cantor Office.

6. Exculpation and Indemnity; Other Interests.

(a) Cantor (including, without limitation, its stockholders, managers, members, partners, officers, directors and employees) shall not be liable to Newmark or the equityholders of Newmark for any acts or omissions taken or not taken in good faith on behalf of Newmark and in a manner reasonably believed by CFLP to be within the scope of the authority granted to it by this Agreement and in the best interests of Newmark, except for acts or omissions constituting fraud or willful misconduct in the performance of CFLP’s duties under this Agreement. Notwithstanding the foregoing, Cantor shall be liable to Newmark for any losses incurred by Newmark in connection with the provision of Administrative Services by Cantor hereunder to the extent Cantor is entitled to be reimbursed by an unaffiliated third party for any such liability. Newmark shall indemnify, defend and hold harmless Cantor (and its stockholders, managers, members, partners, officers, directors and employees) from and against any and all claims or liabilities of any nature whatsoever (including, without limitation, consequential damages and reasonable attorney’s fees) arising out of or in connection with any claim against Cantor with respect to its provision of Administrative Services hereunder, except where attributable to the fraud or willful misconduct of Cantor.

(b) Newmark (including, without limitation, its stockholders, managers, members, partners, officers, directors and employees) shall not be liable to Cantor or the equityholders of Cantor for any acts or omissions taken or not taken in good faith on behalf of Cantor and in a manner reasonably believed by Newmark, Inc. to be within the scope of the authority granted to it by this Agreement and in the best interests of Cantor, except for acts or omissions constituting fraud or willful misconduct in the performance of Newmark, Inc.’s duties under this Agreement. Notwithstanding the foregoing, Newmark shall be liable to Cantor for any losses incurred by Cantor in connection with the provision of Administrative Services by Newmark hereunder to the extent Newmark is entitled to be reimbursed by an unaffiliated third party for any such liability. Cantor shall indemnify, defend and hold harmless Newmark (and its stockholders, managers, members, partners, officers, directors and employees) from and against any and all claims or liabilities of any nature whatsoever (including, without limitation, consequential damages and reasonable attorney’s fees) arising out of or in connection with any claim against Newmark with respect to its provision of Administrative Services hereunder, except where attributable to the fraud or willful misconduct of Newmark.

(c) Nothing in this Agreement shall prevent Cantor and its affiliates from engaging in or possessing an interest in other business ventures of any nature or description, independently or with others, whether currently existing or hereafter created, and none of Newmark or any of its stockholders shall have any rights in or to such independent ventures or to the income or profits derived therefrom as a result of this Agreement.

7. Relationship of the Parties.

(a) The relationship of each Providing Party and each Receiving Party shall be that of contracting parties, and no partnership, joint venture or other arrangement shall be deemed to be created by this Agreement.

(b) Except as expressly provided herein, neither Cantor nor Newmark shall have any claim against the other or right of contribution by virtue of this Agreement with respect to any uninsured loss incurred by any of them nor shall any of them have a claim or right against the other by virtue of this Agreement with respect to any loss that is deemed to be included within the deductible, retention or self-insured portion of any insured risk.

8. Audit. Any party hereto may request a review, by those certified public accountants who examine Cantor’s or Newmark’s books and records, of the other party’s cost allocation to the requesting party to determine whether such allocation is proper under the procedures set forth herein. Such a review is to be conducted at the requesting party’s expense unless such allocation is determined not to be proper, in which case such review shall be at the other party’s expense.

9. Documentation. Each party’s charges to the other for all Administrative Services hereunder shall be substantiated by appropriate schedules, invoices or other documentation. During the Term, each Providing Party shall use commercially reasonable efforts to maintain records relating to the Administrative Services being provided in a manner similar to record maintenance with respect to other administrative services previously provided by such Providing Party, including, without limitation, data relating to the determination of charges payable by the Receiving Party of such Administrative Services, and otherwise in accordance with the record management practices and with at least the same degree of care and completeness as applicable to such Providing Party at such time.

10. Actual Cost. Any charges to the Receiving Party for Administrative Services provided by Cantor or Newmark, as the case may be, or by third parties pursuant to Section 2 of this Agreement shall be based upon rates not intended to provide a profit to Cantor or Newmark, as applicable. Any sales, use, value added, turnover or similar taxes required to be charged in respect of Administrative Services provided by a party to another party shall be charged in addition to any charges otherwise due hereunder, and shall be included in the relevant invoice.

11. Invoicing and Billing. Each party shall invoice the other for charges for Administrative Services provided pursuant hereto on a monthly basis as incurred, such invoices to be delivered to the other party within 15 days after the end of each calendar month. Such invoices may include third party charges incurred in providing Administrative Services pursuant to Section 2 of this Agreement or, at the invoicing party’s option, Administrative Services provided by one or more third parties may be invoiced directly to the Receiving Party of those Administrative Services. Each Receiving Party shall pay to the relevant Providing Party the aggregate charge for Administrative Services provided under this Agreement in arrears, subject to receipt of an invoice from the Providing Party in accordance with this Section 11, within 30 days after the end of each calendar month. Amounts due by one party to the other party under this Agreement shall be netted against amounts due by the other party to the first party under this Agreement or any other agreement.

12. Services by Third Parties or Affiliates. Either party may, without cause, procure any of the Administrative Services specified in Section 2 of this Agreement from a third party or may provide such Administrative Services directly or through an affiliate. The Providing Party shall discontinue providing any Administrative Service to the Receiving Party upon written notice by the Receiving Party, delivered at least 90 days before the requested termination date. The Receiving Party shall pay to the Providing Party an amount equal to the costs incurred by the Providing Party as a result of such termination, including, without limitation, any severance or cancellation fees.

13. Failure to Perform the Administrative Services. In the event of any breach of this Agreement by the Providing Party with respect to any error or defect in providing any Administrative Service, the Providing Party shall, at the Receiving Party’s request, without the payment of any further fees by the Receiving Party, use its commercially reasonable best efforts to correct or cause to be corrected such error or defect or reperform or cause to be reperformed such Administrative Service, as promptly as practicable.

14. Excused Performance. Neither party warrants that any of the Administrative Services agreed to be provided shall be free of interruption caused by acts of God, strikes, lockouts, accidents, inability to obtain third-party cooperation or other causes beyond its control. No such interruption of Administrative Services shall be deemed to constitute a breach of any kind whatsoever hereunder.

15. Survival of Payment Obligations. Notwithstanding any provision herein to the contrary, all payment obligations hereof shall survive the happening of any event causing termination of this Agreement until all amounts due hereunder have been paid.

16. Confidentiality. Except as otherwise provided in this Agreement, (a) the Providing Party shall, and shall cause its affiliates (and their respective accountants, counsel, consultants, employees and agents to whom they disclose such information), to keep confidential all information in the possession of the Providing Party that in any way relates to the Receiving Party and is received in connection with the provision of Administrative Services hereunder, and (b) the Receiving Party shall, and shall cause its affiliates (and their respective accountants, counsel, consultants, employees and agents to whom they disclose such information), to keep confidential all information in possession of the Receiving Party that relates to the Providing Party, is not information related to the Receiving Party and is received in connection with the receipt of Administrative Services hereunder. The provisions of this Section 16 do not apply to the disclosure by either party or their respective affiliates (and their respective accountants, counsel, consultants, employees and agents to whom they disclose such information) of any information (i) which is, or becomes, publicly available, other than by reason of a breach of this Section 16 by the disclosing party or any affiliate of the disclosing party, (ii) received from a third party not bound by any confidentiality agreement with the other party, (iii) required by applicable law to be disclosed by that party, or (iv) necessary to establish such party’s rights under this Agreement or the Separation and Distribution Agreement or other agreements executed in connection herewith or therewith, provided that in the case of clauses (iii) and (iv), the person intending to make disclosure of confidential information will promptly notify the party to whom it is obligated to keep such information confidential and, to the extent practicable, provide such party a reasonable opportunity to prevent public disclosure of such information.

Upon the request of a Receiving Party and upon termination of the relevant Administrative Service and/or this Agreement, each Providing Party shall provide the Receiving Party with any data or information generated with respect to the terminated Administrative Service(s) provided to the Receiving Party in a format usable by the Receiving Party. The Receiving Party shall pay the cost, if any, of converting such data or information into the appropriate format.

17. Miscellaneous.

(a) This Agreement shall be binding upon and shall inure to the benefit of parties hereto and their respective successors, assigns and transferees, including binding upon any person that will be a successor to a party hereto, whether by merger, consolidation or sale of all or substantially all of its assets. This Agreement and any rights or obligations hereunder may not be assigned or transferred without the written consent of the other party hereto; provided that CFLP may assign any of its rights or obligations hereunder to any other member of Cantor or any person that will be a successor to any member of Cantor, whether by merger, consolidation or sale of all or substantially all of its assets, without the written consent of Newmark, Inc..

(b) No waiver by any party hereto of any of its rights under this Agreement shall be effective unless in writing and signed by an officer of the party waiving such right. References to writing include any method of reproducing words in a legible and non-transitory form. No waiver of any breach of this Agreement shall constitute a waiver of any subsequent breach, whether or not of the same nature. This Agreement may not be modified or amended except by a writing signed by each of the parties hereto.

(c) This Agreement and the Separation and Distribution Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and cancels and supersedes any and all prior written or oral contracts or negotiations between the parties with respect to the subject matter hereof.

(d) This Agreement shall be strictly construed as independent from any other agreement or relationship between the parties, other than the Separation and Distribution Agreement.

(e) This Agreement is made pursuant to and shall be governed and construed in accordance with the laws of the State of New York, without regard to the principles of conflict of laws thereof.

(f) The descriptive headings of the several sections hereof are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

(g) Any notice, request or other communication required or permitted in this Agreement shall be in writing and shall be sufficiently given if personally delivered or sent by facsimile (with confirmation of receipt) or if sent by registered or certified mail, postage prepaid, addressed as follows:

(1)	If to CFLP:

110 East 59th Street

New York, New York 10022

Attention: General Counsel

Fax No: (212) 829-4708

(2)	If to Newmark, Inc.:

125 Park Avenue

New York, New York 10017

Attention: General Counsel

Fax No: (312) 276-8715

The address of any party hereto may be changed on notice to the other party hereto duly served in accordance with the foregoing provisions.

(h) The parties hereto understand and agree that any or all of the obligations of any Providing Party set forth herein may be performed by any of its subsidiaries, other than for the avoidance of doubt the Receiving Party or any of its subsidiaries. CFLP may cause any or all of the benefits due to Cantor to be received by any of its subsidiaries, other than for the avoidance of doubt Newmark. Newmark, Inc. may cause any or all of the benefits due to Newmark to be received by any of its subsidiaries.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Administrative Services Agreement to be executed in their respective names by their respective officers thereunto duly authorized, as of the date first written above.

CANTOR FITZGERALD, L.P.

By:	CF Group Management, Inc.
its General Partner

By:	/s/ Stephen M. Merkel
Name: Stephen M. Merkel
Title: Executive Managing Director

[Signature Page for Administrative Services Agreement between Cantor Fitzgerald, L.P. and Newmark Group, Inc.]

NEWMARK GROUP, INC.

By:	/s/ James Ficarro
Name: James Ficarro
Title: Chief Operating Officer

[Signature Page for Administrative Services Agreement between Cantor Fitzgerald, L.P. and Newmark Group, Inc.]